Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to the incorporation by reference in the Registration Statements No. 333-72635 on Form S-3 and No. 333-87888, No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, No. 33-59258, and No. 333-125675 each on Form S-8, of Meredith Corporation of our reports dated September 8, 2005, relating to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of earnings (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 annual report on Form 10-K of Meredith Corporation.

Our report on the consolidated financial statements states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on October 1, 2004. Consequently, the Company's consolidated balance sheet as of June 30, 2004 and the related consolidated statements of earnings (loss), shareholders' equity, and cash flows for the years ended June 30, 2004 and 2003 have been restated.

/s/ KPMG LLP

 Des Moines, Iowa
September 12, 2005